Exhibit 99.2

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC

NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com

Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BioDelivery Sciences International, Inc.

Receives NASDAQ Delisting Notice and Will Appeal

NEWARK, NJ, August 3, 2004 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) (the “Company”) announced today that, on July 30, 2004 it received notification from the NASDAQ Stock Market that its common stock (subject to the Company’s appeal discussed below) will be delisted from the NASDAQ SmallCap Market at the opening of business on August 10, 2004. In its notification letter, NASDAQ’s staff indicated that for the period ended March 31, 2004, the Company had failed to meet the $2,500,000 minimum stockholders’ equity requirement set forth in NASD Rule 4310(c)(2). For such period, the Company reported stockholders equity of $2,048,888.

The Company further announced that it will appeal the staff’s determination to NASDAQ’s Listing Qualifications Panel (the “Panel”) in accordance with NASD rules. As a result, the delisting of the Company’s securities from NASDAQ will be stayed pending the Panel’s decision and the Company’s securities will continue to trade on the NASDAQ SmallCap Market under the symbol “BDSI.”

Dr. Frank O’Donnell, the Company’s Chief Executive Officer and President, stated “Although we are disappointed with NASDAQ’s determination, we have recently had very productive discussions with the staff and they are well aware of our continuing efforts to maintain compliance with NASDAQ’s listing qualifications, both in the near and over the long term. The present determination will not deter us from continuing our strategic operating efforts and we look forward to continuing our discussions with NASDAQ during the appeal process.”

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize a patented delivery technology, the Bioral™ nanocochleate technology, designed for a potentially broad base of pharmaceuticals, vaccines, over-the-counter drugs, and nutraceuticals and, through its subsidiary, Bioral Nutrient Delivery, LLC, micronutrients in processed foods and beverages and personal care products.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company’s results to differ. Factors that may cause such differences include, but are not limited to, the Company’s ability to accurately forecast the demand for each of its licensed technology and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company’s ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company’s need for additional funding, uncertainties regarding the Company’s intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company’s filings with the Securities and Exchange Commission.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.